EXHIBIT 10.1




[date]


[Participant Name]
[Address]
[City, State  Zip]

Re:    1997 Long-Term Incentive Plan Performance Award -
       Targets for 3-Year Period Ending May 2009

Dear Participant:


The Compensation Committee of the Board of Directors of Worthington Industries, Inc. (the "Company") has granted to you a Performance Award under the Company's 1997 Long-Term Incentive Plan (the "Plan") on the terms described below. The Performance Award is designed to provide incentive payouts to certain senior managers based on the attainment of stated financial performance targets over a three-year period.

In an effort to focus on both the quantity and quality of earnings, the Performance Award incorporates both an earnings per share ("EPS") and economic value added ("EVA") component. EPS targets are for corporate EPS for the fiscal year ending 2009. EVA targets are for cumulative corporate EVA over the three-year period ending May 31, 2009. For corporate officers, half of the possible Performance Award is allocated to the EPS target and half to the EVA target. For business unit executives, the Performance Award is structured a little differently; half of the possible Performance Award is allocated to the same corporate EPS and EVA targets as the corporate officers and half is allocated to business unit operating income targets.

Your target Performance Awards for the three-year performance period ending May 31, 2009 are: (a) a Cash Award of $______ and (b) a Performance Share Award of __________ common shares of Worthington Industries, Inc. ("Company Stock"). The specific performance targets, and the related Cash Award and Performance Share Award, are set forth below:
                                                               Performance
EPS Targets            2009 Corporate EPS      Cash Award      Share Award
-----------            ------------------      ----------      -----------

    Threshold             $________            $________       _____ shares
    Target                $________            $________       _____ shares
    Maximum               $________            $________       _____ shares


                    Cum 3 Year Corporate
EVA Targets            EVA Ending 2009
-----------            ---------------

    Threshold             $____ million        $________       _____ shares
    Target                $____ million        $________       _____ shares
    Maximum               $____ million        $________       _____ shares

Performance falling between threshold and maximum will be pro rated on a linear basis.

No payments will be made if performance falls below threshold. Each of the performance measures is free standing so that you will be able to earn a pay-out based upon the achievement of one measure, even if the threshold performance level is not achieved in the other measure.

Calculation of the Company results and attainment of performance measures will be made solely by the Compensation Committee based upon the Company's audited consolidated financial statements. The Compensation Committee has the right to make changes and adjustments in calculating the performance measures to take into account unusual or non-recurring events, including, without limitation, changes in tax and accounting rules and regulations; extraordinary gains and losses; mergers and acquisitions and purchases or sales of substantial assets; provided that, if Section 162(m) of the Internal Revenue Code would be applicable to the pay-out of the Performance Awards hereunder, any such change or adjustment must be permissible under Section 162(m).

The determination of the attainment of performance objectives and the amount of the Performance Awards payable will generally be finalized within a reasonable time after the audit of the applicable consolidated financial statements of the Company has been completed. Payments will then be made within a reasonable time after finalization by the Committee, unless there is a need for a delay.

Unless the Committee elects a different form of pay-out, payments of the Cash Award will be made in cash. Payment of the Performance Share Award will be made in Company Stock. The Committee may adopt provisions permitting the deferral of a portion or all of the pay-out into a Deferred Compensation Plan, provided that a timely deferral election is made. The Company may require payment of, or may withhold from payments, amounts necessary to meet any federal, state or local tax withholding requirements.

In general, termination of employment terminates Performance Awards. Termination of employment for reasons of death, disability or retirement will result in a pro rata pay-out for performance periods ending within 24 months after termination based on the number of months of employment completed by you during the performance period before the effective date of termination. No pay-out will be made for performance periods ending more than 24 months after termination. Termination of employment for any other reason, voluntary or involuntary, prior to the Committee's determination of the attainment of performance objectives and finalization of the Performance Award amount will result in the forfeiture of all Performance Awards from the Plan.

The provisions of the Plan are incorporated herein by reference and a copy is available at your request.

If you have any questions about your Performance Awards, please direct them to me.

Very truly yours,